Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On May 27, 2014, SHR Del Partners, LP, an indirect wholly-owned subsidiary of Strategic Hotel Funding, L.L.C. ("SH Funding"), the operating partnership of Strategic Hotels & Resorts, Inc. ("SHR") entered into a purchase and sale agreement with an affiliate of Blackstone Real Estate Partners VI L.P. (“Blackstone”), pursuant to which SHR agreed to acquire the remaining 63.6% ownership interest in BSK Del Partner, L.P., the entity that owns the Hotel del Coronado (the "HDC"), from Blackstone for a cash payment of $210.0 million. Additionally, SH Funding became fully obligated under the entire $475.0 million loan encumbering the HDC (the “HDC JV Acquisition”). The HDC JV Acquisition closed on June 11, 2014. Prior to the HDC JV Acquisition, SHR owned a 36.4% ownership interest in the HDC through a joint venture with an affiliate of Blackstone and accounted for its investment in the HDC as an equity method investment. Subsequent to the HDC JV Acquisition, SHR consolidates the HDC. The following unaudited pro forma financial information is presented as a result of the HDC JV Acquisition and gives effect to the HDC JV Acquisition.

The historical financial information for the year ended December 31, 2014 has been derived from SHR's audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

The unaudited pro forma statement of operations data for the year ended December 31, 2014 is presented as if the HDC JV Acquisition had occurred on January 1, 2014.

The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what SHR's results of operations would actually have been if the transactions had in fact occurred on the earlier date discussed above. It also does not project or forecast SHR's consolidated results of operation for any future date or period.

Strategic Hotels & Resorts, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2014
(in thousands, except per share amounts)

	Strategic Hotels & Resorts, Inc. Historical Consolidated	HDC Historical (1)	HDC Pro Forma Adjustments (2)		Strategic Hotels & Resorts, Inc. Pro Forma Consolidated
Revenues:
Rooms	$582,969	$28,870			$611,839
Food and beverage	385,623	29,825			415,448
Other hotel operating revenue	115,084	9,168			124,252
Lease revenue	5,406	—			5,406
Total revenues	1,089,082	67,863	—		1,156,945
Operating Costs and Expenses:
Rooms	168,256	9,678			177,934
Food and beverage	277,962	16,785			294,747
Other departmental expenses	270,219	16,552			286,771
Management fees	36,331	818	941	(2a)	38,090
Other hotel expenses	67,058	3,269			70,327
Lease expense	4,873	—			4,873
Depreciation and amortization	119,688	9,694	1,716	(2b)	131,098
Corporate expenses	26,898	717	(664)	(2c)	26,951
Total operating costs and expenses	971,285	57,513	1,993		1,030,791
Operating income	117,797	10,350	(1,993)		126,154
Interest expense	(82,119)	(9,397)	1,288	(2d)	(90,228)
Interest income	269	—			269
Loss on early extinguishment of debt	(2,619)	—			(2,619)
Equity in earnings of unconsolidated affiliates	5,237	—	(599)	(2e)	4,638
Foreign currency exchange loss	(116)	—			(116)
Gain on consolidation of affiliates	143,471	—	(65,360)	(2f)	78,111
Other income (expense), net	952	(14)	(422)	(2g)	516
Income before income taxes	182,872	939	(67,086)		116,725
Income tax (expense) benefit	(1,200)	73			(1,127)
Income from continuing operations	$181,672	$1,012	$(67,086)		$115,598

Amounts Attributable to SHR:
Income from continuing operations	$185,713	$1,009	$(66,891)		$119,831

Income from continuing operations attributable to SHR common shareholders per share:
Basic:	$0.69				$0.39	(3)
Diluted:	$0.65				$0.37	(3)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2014

1.
Historical Presentation of HDC - These balances reflect HDC's historical unaudited statement of operations for the period from January 1, 2014 to June 11, 2014, which are included in Exhibit 99.1 in SHR's Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 24, 2015.

2.
HDC Pro Forma Adjustments - On June 11, 2014, SH Funding acquired the remaining 63.6% ownership interest in the entity that owns HDC for approximately $210.0 million of cash. Additionally, SH Funding became fully obligated under the entire $475.0 million mortgage loan secured by HDC (the "HDC JV Acquisition"). Prior to the HDC JV Acquisition, SH Funding owned a 36.4% ownership interest in HDC through a joint venture. The following pro forma adjustments were made to account for this acquisition, which exclude non-recurring items related to this acquisition such as the gain on the consolidation of HDC, which was recognized in the second quarter of 2014:

a)	Reflects a $0.9 million incremental increase from the amortization of the below market management agreement related to the consolidation of HDC.

b)
Reflects a $1.7 million incremental increase related to the consolidation of HDC from historical depreciation and amortization expense, based on the carrying value of the acquired assets adjusted to fair value as required by business combination guidance.

c)	Reflects a $0.7 million elimination of the historical asset management fee paid to SHR by HDC.

d)	Reflects a $1.3 million elimination of the amortization of deferred financing costs related to HDC.

e)	Reflects the $0.6 million elimination of SHR's historical equity in earnings related to HDC.

f)	Reflect the $65.4 million elimination of the non-recurring gain recognized on the consolidation of HDC.

g)	Reflects the $0.4 million elimination of the historical asset management fee recognized by SHR.

3.
Income From Continuing Operations Attributable to SHR Common Shareholders Per Share Calculation - The following table calculates the pro forma weighted average basic and diluted income from continuing operations attributable to SHR common shareholders per share:

	(In thousands, except per share amounts)
	Basic	Diluted
Historical basic and diluted weighted average shares outstanding for the year ended December 31, 2014	233,528	243,558
Pro forma impact of common stock offerings directly attributable to HDC JV Acquisition	8,110	8,110
Pro forma basic and diluted weighted average shares outstanding for the year ended December 31, 2014	241,638	251,668
Pro forma income from continuing operations attributable to SHR for the year ended December 31, 2014	$119,831	$119,831
Pro forma undistributed earnings allocated to participating securities	(1,041)	(990)
Historical adjustment for noncontrolling interests in consolidated affiliates	—	(2,198)
Historical preferred shareholder dividend	(24,084)	(24,084)
Pro forma income from continuing operations attributable to SHR common shareholders for the year ended December 31, 2014	$94,706	$92,559
Pro forma income from continuing operations attributable to SHR common shareholders per share for the year ended December 31, 2014 - basic and diluted	$0.39	$0.37